Exhibit 10.17

CREDIT AGREEMENT

dated as of June 18, 2008

among

ALLIANCE DATA SYSTEMS CORPORATION,

as Borrower,

THE GUARANTORS PARTY HERETO,

THE BANKS PARTY HERETO,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Lead Arranger

-i-

-ii-

SCHEDULE I	—	Commitments
SCHEDULE II	—	Investment Plan
SCHEDULE 5.9	—	Existing Liens
SCHEDULE 5.21	—	Intercompany Investment Commitments

EXHIBIT A	—	Form of Assignment and Assumption Agreement
EXHIBIT B	—	Form of Note
EXHIBIT C	—	Form of Guarantor Supplement

-iii-

This CREDIT AGREEMENT, dated as of June 18, 2008, is entered into by and among ALLIANCE DATA SYSTEMS CORPORATION, a Delaware corporation (the “Borrower”), the GUARANTORS from time to time party hereto, the BANKS from time to time party hereto, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent.

WHEREAS, the Borrower has requested that the Banks provide a credit facility to the Borrower on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Act” has the meaning set forth in Section 10.13.

“Administrative Agent” means Wachovia Bank, National Association in its capacity as agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“ADSI” means ADS Alliance Data Systems, Inc., a Delaware corporation.

“Affected Loans” has the meaning set forth in Section 2.11(c).

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”) or (ii) any Person (other than the Borrower or a Subsidiary thereof) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person.

“Agreement” means this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended, renewed or refinanced from time to time.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Assignment and Assumption Agreement” means an appropriately completed Assignment and Assumption Agreement in the form of Exhibit A hereto.

“Bank” means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 10.6(c), and their respective successors.

“Bankruptcy Code” has the meaning set forth in Section 9.3.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of  1/2 of 1% plus the Federal Funds Rate for such day.

“Base Rate Loan” means a Loan which bears interest at the Base Rate pursuant to the provisions of Articles 2 or 8 hereof.

“Base Rate Margin” means 0.25% per annum.

“Beneficiaries” has the meaning set forth in Section 9.1.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Borrowing” has the meaning set forth in Section 1.3.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized by law to close and, if the applicable Business Day relates to an advance or continuation of, or conversion into, or payment of, a Euro-Dollar Loan, on which commercial banks are open for international business (including dealing in U.S. Dollar deposits) in London, England.

“Canadian Dollars” and “Cdn$” each mean the lawful currency of Canada.

“Canadian Scheme License” means the Amended and Restated License to Use and Exploit the Air Miles Scheme in Canada, made as of July 24, 1998, between Air Miles International Trading B.V. and Loyalty Management, as such may be amended from time to time.

“Canadian Trademark License” means the Amended and Restated License to Use the Air Miles Trade Marks in Canada, dated July 24, 1998, between Air Miles International Holdings N.V. and Loyalty Management, as such may be amended from time to time.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation in a Person that confers on the holder the right to receive a share of the profits and losses of, or distributions of assets of, such Person.

“Change of Control” means the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 30% or more of the outstanding Voting Stock of the Borrower on a fully-diluted basis, other than acquisitions of such interests by the Welsh, Carson, Anderson & Stowe Partnerships or The Limited; provided, that common stock owned by employees (either individually or through employee stock ownership or other stock based benefit plans) of the Borrower and its Subsidiaries shall not be included in the calculation of ownership interests for purposes of this definition or any “change of control.”

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commitment” means with respect to each Bank listed on the signature pages hereof, the amount set forth opposite its name on Schedule I hereto under the heading “Commitment”.

“Consolidated Capital Expenditures” of any Person means, for any period, the additions to property, plant and equipment and other capital expenditures of such Person and its Consolidated Subsidiaries for such period, as the same are or would be set forth in a consolidated statement of cash flows of such Person and its Consolidated Subsidiaries for such period.

“Consolidated Debt” of any Person means, at any date, the Debt of such Person and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated EBIT” means, for any period, the sum of Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income, (i) Consolidated Interest Expense and (ii) federal, state, local and foreign income, value added and similar taxes. If, during the period for which Consolidated EBIT is being calculated, the Borrower or any Subsidiary has (i) acquired sufficient Capital Stock of a Person to cause such Person to become a Subsidiary; (ii) acquired all or substantially all of the assets or operations, division or line of business of a Person; (iii) disposed of sufficient Capital Stock of a Subsidiary to cause such Subsidiary to cease to be a Subsidiary; or (iv) disposed of all or substantially all of the assets or operations of a Subsidiary, Consolidated EBIT shall be calculated after giving pro forma effect thereto as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the total interest expense paid on Debt of the Borrower and its Subsidiaries (including the interest component of Capital Leases) for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” of any Person means, for any fiscal period, the net income of such Person and its Consolidated Subsidiaries, determined on a consolidated basis for such period, exclusive of the effect of any extraordinary or other nonrecurring gain and loss and excluding all non-cash adjustments; provided that any cash payment made (or received) with respect to any such non-cash charge, expense or loss shall be subtracted (added) in computing Consolidated Net Income during the period in which such cash payment is made (or received).

“Consolidated Operating EBITDA” means, for any period, the sum of Consolidated EBIT for such period, plus, to the extent deducted in determining Consolidated Net Income, (i) depreciation and amortization expense, including amortization of goodwill and other intangible assets and (ii) the amount of any change in the Deferred Revenue Account from the beginning of such period to the last day of such period, less (iii) the amount of any change in the Restricted Cash Account from the beginning of such period to the last day of such period. If, during the period for which Consolidated Operating EBITDA is being calculated, the Borrower or any Subsidiary has (i) acquired sufficient Capital Stock of a Person to cause such Person to become a Subsidiary; (ii) acquired all or substantially all of the assets or operations, division or line of business of a Person; (iii) disposed of sufficient Capital Stock of a Subsidiary to cause such Subsidiary to cease to be a Subsidiary; or (iv) disposed or all or substantially all of the assets or operations of a Subsidiary, Consolidated Operation EBITDA shall be calculated after giving pro forma effect thereto as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Subsidiary” of any Person means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Assets” of any Person means total assets of such Person and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles less any amount of assets reflected therein to the extent that they have been sold or pledged pursuant to a Qualified Securitization Transaction that are or may be reflected as Debt on a balance sheet of such Person.

“Convertible Debt” means Debt issued by the Borrower which by its terms may be converted into or exchanged for equity securities of the Borrower at the option of the Borrower or the holder of such Debt.

“Credit Document” means this Agreement, the Notes and each other document (including any additional guarantees) executed or delivered in connection herewith or therewith.

“Credit Party” shall mean the Borrower and each Guarantor.

“Debt” of any Person means at any date, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section 5.9, Section 5.15 and the definitions of “Material Debt” and “Material Financial Obligations,” all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, (vii) all Debt of others Guaranteed by such Person and (viii) Redeemable Stock of the Borrower or any of its Subsidiaries, valued at the amount of all obligations with respect to the redemption or repurchase thereof or the applicable liquidation preference. Notwithstanding the foregoing, there shall be excluded from Debt of any Person any obligations of such Person under a Qualified Securitization Transaction that are or may be reflected as Debt on a balance sheet of such Person and any obligations of such Person in respect of Qualifying Deposits.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Deferred Revenue Account” means the account on the consolidating balance sheet of the Borrower associated solely with the change in revenue recognition by Loyalty Management as required by the Securities and Exchange Commission of the United States of America.

“Delinquency Ratio” means, for any calendar month, the percentage equivalent of a fraction (a) the numerator of which is the aggregate amount of all Managed Receivables the minimum payments on which are more than 90 days contractually overdue and (b) the denominator of which is all Managed Receivables, in each case determined as of the last day of such calendar month.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions), any transaction whose value is derived from another asset or security, or any combination of the foregoing transactions.

“Dollars” and “$” means freely transferable lawful money of the United States of America.

“Domestic Lending Office” means, as to each Bank, its office identified as such on its Administrative Questionnaire or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent, which office shall be located in the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower incorporated or organized in the United States or any state or territory thereof.

“Effective Date” means June 18, 2008.

“Eligible Transferee” means and includes a commercial bank, insurance company, financial institution, fund or other Person (other than a natural person) which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person (other than a natural person) which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Effective Date or other “accredited investor” (other than a natural person) (as defined in Regulation D of the Securities Act).

“Environmental Laws” means any and all federal, state, provincial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the cleanup or other remediation thereof.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” of any Person means such Person, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate identified as such on the signature pages hereto or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means (i) a Loan which bears interest at a Euro-Dollar Rate or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

“Euro-Dollar Margin” means 1.75% per annum.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.6(b) on the basis of the London Interbank Offered Rate.

“Event of Default” has the meaning set forth in Section 6.1.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means each Subsidiary of the Borrower other than a Domestic Subsidiary.

“GAAP” has the meaning set forth in Section 1.2.

“Granting Bank” has the meaning set forth in Section 10.6(e).

“Guaranteed Obligations” has the meaning set forth in Section 9.1.

“Guarantor” means each direct and indirect Material Domestic Subsidiary of the Borrower that becomes a Guarantor from time to time after the Effective Date pursuant to Section 5.23.

“Guarantor Supplement” means an appropriately completed Guarantor Supplement substantially in the form of Exhibit C hereto.

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof to protect such holder against loss in respect thereof (in whole or in part), provided, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

“Indemnitee” has the meaning set forth in Section 10.3(b).

“Insured Subsidiary” means a Subsidiary of the Borrower which is an “insured depository institution” under and as defined in the U.S. Federal Deposit Insurance Act (12 U.S.C. 1813(c)(2)) or any successor statute.

“Intercompany Note” means a promissory note made by the Borrower or any Subsidiary payable to the order of the Borrower or any of its Subsidiaries.

“Interest Coverage Ratio” of any Person means, for any period, the ratio of Consolidated Operating EBITDA of such Person for such period to Consolidated Interest Expense of such Person for such period.

“Interest Period” means with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Period Election and ending one, two or three months thereafter, as the Borrower may elect in the applicable notice; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

(iii) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date (unless such date is not a Business Day, in which case such Interest Period shall end on the latest Business Day to occur prior to the Maturity Date).

“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, Guaranty, time deposit or otherwise (but not including any demand deposit).

“License Agreements” means the Canadian Trademark License, the US Trademark License, the Canadian Scheme License, and the US Scheme License.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothec, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” has the meaning set forth in Section 2.1; provided, that if any such Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Period Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“London Interbank Offered Rate” means, for any Interest Period, with respect to any Euro-Dollar Loan, either (i) the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) for deposits in Dollars for a period equal to such Interest Period, which appears on Reuters LIBO Page (or any successor page) as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period or (ii) if the rate in clause (i) of this definition is not shown for any particular day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) at which deposits in U.S. Dollars are offered to the Administrative Agent in the London interbank market at approximately 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loans of the Administrative Agent to which such Interest Period is to apply and for a period of time comparable to such Interest Period for which such rate will apply as of approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period.

“Loyalty Management” means Loyalty Management Group Canada Inc., an Ontario corporation.

“Managed Receivables” of any Person means for any date all credit card receivables originated by such Person as of such date regardless of whether such credit card receivables are determined, with respect to such Person’s financial statements, to be “on-balance sheet” or “off-balance sheet.”

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the business, financial condition or operations of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower and the Guarantors to perform their material obligations under the Credit Documents or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Credit Parties of the Credit Documents or the material rights and remedies of the Administrative Agent and the Banks thereunder.

“Material Asset” means an asset or assets having a fair market value in excess of $25,000,000.

“Material Debt” means Debt (other than the Loans hereunder) (i) of a Person and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding U.S. $25,000,000, (ii) under the Revolving Credit Agreement and (iii) under the Note Purchase Agreement.

“Material Domestic Subsidiary” means each Domestic Subsidiary that is a Material Subsidiary.

“Material Financial Obligations” of any Person means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of such Person and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate U.S. $25,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of U.S. $25,000,000.

“Material Subsidiary” means each direct or indirect Subsidiary which (i) owned as of the end of the most recently completed fiscal quarter (or, in the case of an acquired Subsidiary, on a pro forma basis would have owned) assets that represent in excess of 10% of the Consolidated Total Assets of the Borrower as of the end of such fiscal quarter or (ii) generated (or, in the case of an acquired Subsidiary, on a pro forma basis would have generated) annual revenues in excess of 10% of the consolidated total revenues for the Borrower and its Consolidated Subsidiaries for the most recently completed fiscal year.

“Maturity Date” means September 18, 2008.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Net Cash Proceeds” means with respect to any offering of equity securities of a Person or the issuance of any Debt by a Person, as applicable, cash and cash equivalent proceeds received by or for such Person’s account, net of legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Note” has the meaning set forth in Section 2.4(d).

“Note Purchase Agreement” means the Note Purchase Agreement dated as of May 1, 2006 among the Borrower and the Purchasers from time to time party thereto relating to the sale by the Borrower of its $250,000,000 6.00% Senior Notes, Series A, due May 16, 2009 and its $250,000,000 6.14% Senior Notes, Series B, due May 16, 2011, as the same may be amended, modified, supplemented, replaced or refinanced from time to time.

“Notice of Borrowing” has the meaning set forth in Section 2.2.

“Notice of Interest Period Election” has the meaning set forth in Section 2.9.

“Obligations” means (i) all amounts owing to the Administrative Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document and (ii) so long as there are amounts owing under clause (i), Derivatives Obligations from time to time owed to a Person that, at the time of incurrence thereof, was a Bank or an Affiliate of a Bank.

“Other Taxes” has the meaning set forth in Section 8.4(a).

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 10.6(b).

“Payment Office” means the office of the Administrative Agent located at 201 South College Street, Charlotte, North Carolina 28288, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means at any time for each Bank with a Commitment, the percentage obtained by dividing such Bank’s Commitment by the Total Commitment, provided that if the Total Commitment has been terminated, the Percentage of each Bank shall equal the percentage held by such Bank of the aggregate principal amount of all Loans.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Prime Rate” means the rate of interest announced or otherwise established by the Administrative Agent from time to time as its Prime Rate.

“Qualified Securitization Subsidiary” means a Subsidiary that is a special purpose entity used in connection with a Qualified Securitization Transaction.

“Qualified Securitization Transaction” means a securitization or other sale or financing of credit card receivables.

“Qualifying Deposits” means deposits that are (i) insured by the U.S. Federal Deposit Insurance Corporation and (ii) do not exceed the difference between (A) the amount of seller’s interest and credit card receivables minus (B) the allowance for doubtful accounts related to seller’s interest and credit card receivables, in each case as shown on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Quarterly Dates” has the meaning set forth in Section 2.6(a).

“Redeemable Stock” means Capital Stock of the Borrower or any of its Subsidiaries that is redeemable at the option of the holder thereof or that constitutes preferred stock.

“Regulation U” means Regulation U of the Board of Governors of the U.S. Federal Reserve System, as in effect from time to time.

“Required Banks” means Banks the sum of whose outstanding Commitments (or after the termination thereof, outstanding Loans) represent an amount greater than 50% of the sum of the Total Commitment (or after the termination thereof, the sum of the total outstanding Loans at such time).

“Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency Liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Restricted Acquisition” means any acquisition, whether in a single transaction or series of related transactions, by the Borrower or any one or more of its Subsidiaries, or any combination thereof, of (i) all or a substantial part of the assets, or all or any substantial part of a going business or division, of any Person, whether through purchase of assets or securities, by merger or otherwise, (ii) control of securities of an existing corporation or other Person having ordinary voting power (apart from rights accruing under special circumstances) to elect a majority of the board of directors of such corporation or other Person or (iii) control of a greater than 50% ownership interest in any existing partnership, joint venture or other Person).

“Restricted Cash” means cash required by the Borrower and its Subsidiaries to fund securitization spread accounts, cash collateral accounts relating to securitization of credit card receivables, excess funding accounts relating to securitization of credit card receivables and cash restricted to fund future Air Miles redemptions.

“Restricted Cash Account” means the account on the consolidating balance sheet of the Borrower related solely to redemption settlement assets of Loyalty Management’s “Air Miles Program.”

“Restricted Payment” means (i) any dividend or other distribution on any shares of a Person’s (including any Credit Party’s) capital stock (except dividends or distributions payable solely in shares of its capital stock and except dividends and distributions payable to the Borrower or any of its Subsidiaries) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of a Person’s (including any Credit Party’s) capital stock or (b) any option, warrant or other right to acquire shares of a Person’s capital stock (but not including (1) payments of principal, premium (if any) or interest made pursuant to the terms of convertible debt securities prior to conversion, (2) payments made to the Borrower or any of its Subsidiaries, and (3) payments made solely in shares of (or solely out of the net proceeds of a substantially concurrent issuance of) such Person’s (including any Credit Party’s) capital stock or options, warrants or other rights to acquire shares of such Person’s (including any Credit Party’s) capital stock).

“Revolving Credit Agreement” means that certain Credit Agreement dated as of September 29, 2006, by and among the Borrower, the guarantors from time to time party thereto, the financial institutions from time to time party thereto, Bank of Montreal as Letter of Credit Issuer, and Bank of Montreal as Administrative Agent, as amended, supplemented, increased or otherwise modified from time to time.

“Senior Leverage Ratio” means, at any time, the ratio of (x) all principal amounts owing by the Borrower and its Subsidiaries pursuant to the terms of (i) this Agreement, any other Credit Document, the Revolving Credit Agreement, the Credit Agreement dated as of January 24, 2007 among the Borrower, the guarantors from time to time party thereto, the financial institutions from time to time party thereto and Bank of Montreal, as Administrative Agent, and the Note Purchase Agreement and all extensions, renewals, refinancings, refundings and replacements of any of the foregoing, in whole or in part (in each case other than Subordinated Debt and Convertible Debt), and (ii) any credit agreement, note purchase agreement, indenture or other credit facility relating to Debt (in each case other than Subordinated Debt and Convertible Debt) permitted by Section 5.15(viii) to (y) Consolidated Operating EBITDA of the Borrower and its Subsidiaries for the twelve months then most recently ended.

“SPC” has the meaning set forth in Section 10.6(e).

“Subordinated Debt” means subordinated Debt of the Borrower or any Guarantor, provided that (i) such Debt shall be expressly subordinated in right of payment to the Obligations in a manner reasonably acceptable to the Administrative Agent and (ii) such Debt shall be unsecured and unguaranteed other than guarantees issued by Guarantors which are subordinated in right of payment to the obligations of such Guarantors hereunder pursuant to subordination terms reasonably acceptable to the Administrative Agent.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Taxes” is defined in Section 8.4(a).

“The Community Reinvestment Act” means The Community Reinvestment Act of 1977 (12 U.S.C. 2901 et seq.) as amended.

“The Limited” means Limited Commerce Corp., a Delaware corporation and its successors and assigns.

“Total Commitment” means the aggregate amount of the Commitments of each of the Banks.

“Total Leverage Ratio” means, at any time, the ratio of (x) Consolidated Debt of the Borrower and its Subsidiaries to (y) Consolidated Operating EBITDA of the Borrower and its Subsidiaries for the twelve months then most recently ended.

“Type” means the type of Loan determined according to the interest option applicable thereto; i.e., whether a Base Rate Loan or a Euro-Dollar Loan.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“U.S. Dollars” and “U.S. $” shall mean freely transferable lawful money of the United States of America.

“US Scheme License” means the Amended and Restated License to Use and Exploit the Air Miles Scheme in the United States, dated July 24, 1998, between Air Miles International Trading B.V. and the Borrower, as such agreement may be amended from time to time.

“US Trademark License” means the Amended and Restated License to Use the Air Miles Trade Marks in the United States, dated July 24, 1998, between Air Miles International Holdings B.V. and the Borrower, as such agreement may be amended from time to time.

“Voting Stock” of any Person means the equity interests of such Person that are, under ordinary circumstances, entitled to vote in the election of the board of directors or other persons performing similar functions of such Person.

“Welsh, Carson, Anderson & Stowe Partnerships” means each Welsh, Carson, Anderson & Stowe limited partnership, as constituted on the Effective Date, as may be constituted in the future and any partner, partnership or Affiliate of any of them and their respective successors and assigns.

“WFNNB” means World Financial Network National Bank, a limited purpose national banking association wholly owned by the Borrower.

“Wholly-Owned Subsidiary” means, as to any Person, any corporation or other entity 100% of whose Voting Stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

Section 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks (“GAAP”); provided that, (i) all calculations of financial covenants and corresponding accounting terms shall include for all periods covered thereby pro forma adjustments for the (x) actual historical financial performance of and (y) identifiable cost savings associated with providing data processing services to any entities acquired as permitted under Section 5.21(b) and (ii) if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

Section 1.3. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period.

ARTICLE 2

THE CREDITS

Section 2.1. Commitments to Lend. Each Bank with a Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make loans (each a “Loan” and, collectively, the “Loans”) to the Borrower pursuant to this Section in U.S. Dollars in an amount equal to its Commitment. The Borrowing under this Section shall be made in a single Borrowing on the Effective Date from the several Banks ratably in proportion to their respective Commitments, at which time the Commitments shall expire. Loans shall either be Base Rate Loans or Euro-Dollar Loans. No amount repaid or prepaid on any Loan may be borrowed again.

Section 2.2. Notice of Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) in respect of the Borrowing of Loans not later than 12:00 Noon (Charlotte, North Carolina, time) on (x) the Business Day of the Borrowing if such Borrowing is to be a Base Rate Borrowing and (y) the third Business Day immediately preceding the date of the Borrowing if such Borrowing is to be a Euro-Dollar Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Business Day;

(ii) what Type of Loans are to be borrowed;

(iii) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period and in the case of a Base Rate Borrowing, the date, if any, on which such Loan will be converted to a Euro-Dollar Loan; and

(iv) the aggregate amount of such Borrowing.

The Borrower hereby irrevocably directs the Administrative Agent to disburse the proceeds of the Loans on behalf of the Borrower to: Wachovia Bank N.A., Charlotte, NC, ABA No. 053-000-219 for credit to Account No. 04659360009768, Attention: Equity Derivatives.

Section 2.3. Notice to Banks Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 2:30 p.m. (Charlotte, North Carolina time) on the date of each Borrowing, each Bank shall make available its share of such Borrowing, in Federal or other funds immediately available in Charlotte, North Carolina, to the Administrative Agent at its address referred to in Section 10.1. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent’s aforesaid address.

(c) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.6 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.4. Evidence of Indebtedness. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Bank’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Bank may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit B (collectively, the “Notes” and individually, as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Bank a Note payable to the order of such Bank. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.6) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.6, except to the extent that any such Bank or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.5. Maturity of Loans. The principal amount of all then outstanding Loans, together with accrued interest thereon, shall be due and payable in full on the Maturity Date.

Section 2.6. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made (or converted pursuant to Article 8) until it becomes due, at a rate per annum equal to the Base Rate plus the Base Rate Margin for such day. Such interest shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (each, a “Quarterly Date”) and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on each date a Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof.

(c) Any overdue principal of, or interest on, any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of it) by dividing (x) the average rate per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment due to the Administrative Agent is offered to the Administrative Agent in the London interbank market for the applicable period determined as provided above by (y) one minus the Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.1 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day) and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan at the date such payment was due.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(e) The Administrative Agent agrees to use its best efforts to furnish quotations as contemplated by this Section. If the Administrative Agent is unable to provide a quotation, the provisions of Section 8.1 shall apply.

Section 2.7. [Intentionally Omitted.]

Section 2.8. [Intentionally Omitted.]

Section 2.9. Method of Electing Interest Rates for Loans. (a) The Loans initially shall be the Type of Loan specified by the Borrower in the Notice of Borrowing given pursuant to Section 2.2. Thereafter, the Borrower shall deliver a notice (a “Notice of Interest Period Election”) to the Administrative Agent not later than 12:00 Noon (Charlotte, North Carolina, time) on the third Business Day prior to (i) if such Borrowing was initially a Base Rate Borrowing, the commencement of the first Interest Period with respect to the conversion of such Base Rate Loan into a Euro-Dollar Loan specifying the duration of such Interest Period, or (ii) at any other time, the last day of the current Interest Period specifying the duration of the additional Interest Period which is to commence. Each Interest Period specified in a Notice of Interest Period Election shall comply with the provisions of the definition of “Interest Period.” Notwithstanding the foregoing, the Borrower may not elect to convert any Loan into, or continue any Loan as, a Euro-Dollar Loan pursuant to any Notice of Interest Period Election if at the time such notice is delivered an Event of Default shall have occurred and be continuing.

(b) Each Notice of Interest Period Election shall specify:

(i) the Borrowing of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Borrowing are to be converted, the new Type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

(c) Upon receipt of a Notice of Interest Period Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If no Notice of Interest Period Election is timely received prior to the end of an Interest Period, the Borrower shall be deemed to have elected that such Loan be continued as a Base Rate Loan.

(d) An election by the Borrower to change or continue the rate of interest applicable to any Borrowing of Loans pursuant to this Section shall not constitute a “Borrowing” subject to the provisions of Section 3.2.

Section 2.10. Optional Prepayments. (a) Subject, in the case of Euro-Dollar Loans, to Section 2.13, the Borrower may, upon at least one Business Day’s notice to the Administrative Agent, prepay any Base Rate Loans or, upon at least three Business Days’ notice to the Administrative Agent, prepay any Euro-Dollar Loans, in each case in whole at any time, or from time to time in part, without premium or penalty, in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank with Loans outstanding of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

(c) The Borrower may elect to utilize the option set forth in Section 2.11(c) in connection with any optional prepayment.

Section 2.11. Mandatory Prepayments. (a) Requirements. If after the Effective Date the Borrower or any Subsidiary shall issue any (i) Debt (other than Debt permitted under clauses (i)-(vii) of Section 5.15 and Debt incurred under the Revolving Credit Agreement) or (ii) new equity securities (whether common or preferred stock or otherwise), other than (A) equity securities issued pursuant to or in connection with an employee stock or stock option plan, (B) capital stock issued to the seller of an acquired business in connection with an acquisition permitted hereby, or (C) equity securities issued to the Borrower or any Subsidiary, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.

(b) Application. With respect to each prepayment of Loans required by Section 2.11(a), the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing or Borrowings pursuant to which made, provided that (i) Euro-Dollar Loans may be so designated for prepayment pursuant to this Section 2.11 only on the last day of an Interest Period applicable thereto unless all Euro-Dollar Loans with Interest Periods ending on such date of required prepayment and all Base Rate Loans have been paid in full; (ii) if any prepayment of Euro-Dollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $5,000,000, such Borrowing shall be immediately converted into Base Rate Loans; and (iii) each prepayment of Loans pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs.

(c) Cash Collateral to Avoid Breakage. Notwithstanding the provisions of Section 2.11(b), if at any time a mandatory or voluntary prepayment of Loans pursuant to Sections 2.10 or 2.11(a) above would result, after giving effect to the procedures set forth above, in the Borrower incurring breakage costs as a result of Euro-Dollar Loans being prepaid other than on the last day of an Interest Period applicable thereto (the “Affected Loans”), then the Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent (which deposit must be equal in amount to the amount of the Affected Loans not immediately prepaid) to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent and shall provide for investments reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Loans (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of such Loans equal to the Affected Loans not initially prepaid pursuant to this sentence. Notwithstanding anything to the contrary contained in the immediately preceding sentence, all amounts deposited as cash collateral pursuant to the immediately preceding sentence shall be held for the sole benefit of the Banks whose Loans would otherwise have been immediately prepaid with the amounts deposited and upon the taking of any action by the Administrative Agent or the Banks pursuant to the remedial provisions of Article 6, any amounts held as cash collateral pursuant to this Section 2.11(c) shall, subject to the requirements of applicable law, be immediately applied to repay such Loans.

Section 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans (i) not later than 1:00 p.m. (Charlotte, North Carolina time) on the date when due, in Federal or other funds immediately available in Charlotte, North Carolina, to the Administrative Agent at its address referred to in Section 10.1, and (ii) without any right to set-off, deduction or counterclaim by the Borrower. All payments made hereunder shall be made in U.S. Dollars in immediately available funds at the place of payment. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is prepaid, converted or becomes due (pursuant to Article 2, 6, or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow, prepay or continue any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.2, 2.9, or 2.10, the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.14. Computation of Interest. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day if and only if such payment is made in accordance with the provisions of the first sentence of Section 2.12(a)).

Section 2.15. Regulation D Compensation. Without duplication of amounts payable under Section 2.6(c)(i), each Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the London Interbank Offered Rate then in effect for such Loan divided by (B) one minus the Reserve Percentage over (ii) such London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loan of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify the Borrower at least five Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section. The Borrower’s obligations under this Section 2.15 are limited as set forth in Section 8.6.

ARTICLE 3

CONDITIONS

Section 3.1. Initial Borrowing. The obligations of the Banks to make the Loans hereunder are subject to receipt by the Administrative Agent of the following documents and satisfaction of the following conditions:

(a) an opinion of counsel for the Credit Parties in a form reasonably acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby as the Administrative Agent or the Required Banks may reasonably request;

(b) all documents the Administrative Agent may reasonably request relating to the corporate authority of each Credit Party which is a party hereto or any other Credit Document and the validity of this Agreement and each other Credit Document, all in form and substance reasonably satisfactory to the Administrative Agent;

(c) copies of this Agreement executed by the Borrower, each Guarantor and each of the Banks; and

(d) the Administrative Agent shall have received fully executed copies of the License Agreements.

The Administrative Agent shall promptly notify the Borrower and the Banks of the satisfaction of the conditions set forth in this Section 3.1, and such notice shall be conclusive and binding on all parties hereto.

Section 3.2. Each Borrowing. The obligation of the Banks to make each Loan hereunder is subject at the time of such Loan to the satisfaction of the following additional conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2;

(b) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

(c) the fact that the representations and warranties of the Credit Parties contained in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing (other than representations and warranties that relate to a specific date, which shall be true and correct in all material respects as of such date); and

(d) with respect to the transactions contemplated by this Agreement, each Credit Party shall have obtained any necessary consents, waivers, approvals, authorizations, registrations, filings, licenses and notifications (including, if necessary, qualifying to do business in, and qualifying under the applicable consumer laws of, each jurisdiction where the applicable party is then doing business, or is in the process of obtaining such qualification in each jurisdiction where the applicable party is expected to be doing business utilizing the proceeds of such Loan) and the same shall be in full force and effect, except where the failure to obtain such consent, qualification or other item could not reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c), and (d) of this Section.

No Bank shall have any obligation to make a Loan hereunder at any time unless all conditions precedent have been satisfied before or at such time. The conditions precedent are included for the exclusive benefit of the Administrative Agent and the Banks. In the event that any one more Banks makes available its Loan at the request of the Borrower notwithstanding that any one or more of the conditions precedent thereto have not been satisfied in whole or in part, such waiver shall not operate as to waive the right of the Administrative Agent and the Banks to require strict compliance thereafter.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.1. Existence and Power. Each Credit Party is a corporation, limited liability company, partnership or other organization, duly organized and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has all corporate or other powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.2. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party (i) are within the corporate or other powers of such Credit Party, (ii) have been duly authorized by all necessary corporate or other action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or officials except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (iv) do not contravene, or constitute a default under, (a) any provision of applicable law or regulation or of the articles of association, the organizational certificate, bylaws or other constitutional documents, as applicable, of such Credit Party or (b) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and (v) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries. Neither the Borrower (or any of its directors or officers) nor any Insured Subsidiary (or any of its directors or officers) is a party to, or subject to, any agreement with, or specific directive or order issued by, any federal or state bank or thrift regulatory authority which restricts the payment of dividends by any Insured Subsidiary to the Borrower; and no action or administrative proceeding is pending or, to the Borrower’s knowledge, threatened against the Borrower or any Insured Subsidiary or any of their directors or officers which seeks to impose any such restriction, in each case that could reasonably be expected to have a Material Adverse Effect.

Section 4.3. Binding Effect. This Agreement and the other Credit Documents constitute valid and binding agreements of the Borrower and each other Credit Party which is a party thereto, and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.

Section 4.4. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2007, and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP, and the unaudited interim consolidated balance sheet of the

Borrower and its Consolidated Subsidiaries as of March 31, 2008 and the related consolidated statements of income, retained earnings and cash flows for the three months then ended, copies of which have been delivered to each of the Banks, fairly present in all material respects the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to the absence of footnotes and to year end adjustments.

(b) Since December 31, 2007 there has been no material adverse change in the business, financial position or operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

(c) Except as disclosed in the financial statements delivered pursuant to Section 4.4(a) there were as of the Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, could reasonably be expected to have a material and adverse effect on the Borrower or the Borrower and its Subsidiaries taken as a whole. As of the Effective Date, the Borrower knows of no basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not disclosed in the financial statements delivered pursuant to Section 4.4(a) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower or the Borrower and its Subsidiaries taken as a whole.

Section 4.5. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of any Credit Document.

Section 4.6. Compliance with ERISA. To the best of the Borrower’s knowledge after reasonable investigation: (a) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All material contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The Borrower and its Subsidiaries do not maintain or contribute to any Foreign Pension Plan the obligations with respect to which could reasonably be expected to have a material adverse effect on the ability of the Borrower or the Borrower and its Subsidiaries taken as a whole to perform their obligations under the Credit Documents.

Section 4.7. Environmental Matters. To the best of the Borrower’s knowledge after reasonable investigation: Each of the Borrower and its Subsidiaries has obtained all material environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted except for such permits, licenses and other authorizations the failure to obtain, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and the Borrower and its Subsidiaries is in material compliance with the terms and conditions thereof, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder except for such failure to comply, individually or in the aggregate, as could not reasonably be expected to result in a Material Adverse Effect. In addition, no notice, notification, demand, request for information, citations, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release of any Hazardous Substance generated or handled by the Borrower or any of its Subsidiaries except for such matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrower or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries which have not been made available to the Administrative Agent and the Banks except for such matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.8. Taxes. The Borrower and its Subsidiaries have filed all United States Federal and Canadian income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.9. Subsidiaries. Each of the Borrower’s corporate Subsidiaries, if any, is a corporation duly incorporated, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10. Investment Company. The Borrower is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

Section 4.11. Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement or the other Credit Documents.

ARTICLE 5

COVENANTS

The Borrower and each Guarantor, as the case may be, agree that, so long as any Bank has any Commitment hereunder or any amount payable hereunder or under any Note remains unpaid:

Section 5.1. Information. The Borrower will deliver to each of the Banks:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows, and changes in common stockholders’ equity, each for such fiscal year, setting forth in comparative form the figures for the previous fiscal year and certified by Deloitte & Touche LLP or another independent public accounting firm of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) to fairly present in all material respects, such financial condition, and as to generally accepted accounting principles and consistency by the treasurer or chief financial officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the treasurer or chief financial officer of the Borrower, (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.11, 5.12, 5.13 and 5.14 and the current outstanding balances of all Intercompany Notes as of the date of such financial statements, and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) so long as not contrary to the then recommendations of the Financial Accounting Standards Board, simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the accounting firm which reported on such statements as to whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements;

(e) within 45 days after the beginning of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of consolidated income, consolidated cash flows, and consolidated balance sheets) prepared by the Borrower for each of the four quarters of such fiscal year, accompanied by a statement of the treasurer or chief financial officer of the Borrower to the effect that, to the best of such officer’s knowledge, the budget is a reasonable estimate for the period covered thereby;

(f) within five days after any officer of any Credit Party obtains knowledge of any Default, if such Default is then continuing, a certificate of the treasurer or chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower or such Credit Party is taking or proposes to take with respect thereto;

(g) promptly after the mailing thereof to the public shareholders of the Borrower, copies of all financial statements, reports and proxy statements so mailed;

(h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower or any other Credit Party shall have filed with the Securities and Exchange Commission;

(i) promptly upon discovery of the fact that any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan, Foreign Pension Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan, Foreign Pension Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the treasurer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower, the applicable Credit Party or the applicable member of the ERISA Group is required or proposes to take;

(j) to the extent permitted by applicable law, promptly upon the receipt or execution thereof, (i) notice by the Borrower or any Insured Subsidiary that (1) it has received a request or directive from any federal or state regulatory agency which requires it to submit a capital maintenance or restoration plan that restricts the payment of dividends by any Insured Subsidiary to the Borrower or (2) it has submitted a capital maintenance or restoration plan to any federal or state regulatory agency or has entered into a memorandum or agreement with any such agency, in each case which plan, memorandum or agreement restricts the payment of dividends by any Insured Subsidiary to the Borrower, and (ii) copies of any such plan, memorandum, or agreement, unless disclosure is prohibited by the terms thereof and, after the Borrower or such Insured Subsidiary has in good faith attempted to obtain the consent of such regulatory agency, such agency will not consent to the disclosure of such plan, memorandum, or agreement to the Bank;

(k) prompt notice if the Borrower, any Subsidiary or any other Credit Party shall receive any notification from any governmental authority alleging a violation of any applicable law or any inquiry which could reasonably be expected to have a material adverse effect on the Borrower and the other Credit Parties, taken as a whole;

(l) prompt notice of any Person becoming a Material Subsidiary;

(m) prompt notice of the sale, transfer or other disposition of any Material Asset of the Borrower, any Subsidiary or any other Credit Party to any Person other than the Borrower, any Subsidiary or any other Credit Party other than a sale, transfer or other disposition made in the ordinary course of business;

(n) prompt notice of any change in the senior management of the Borrower and any change in the business assets, liabilities, financial condition or operations of the Borrower, any Subsidiary or any other Credit Party which has had or could reasonably be expected to have a material adverse effect on the Borrower and the other Credit Parties, taken as a whole; and

(o) from time to time such additional information regarding the financial position or business of the Credit Parties and their Subsidiaries (including non-financial information and examination reports and supervisory letters to the extent permitted by applicable regulatory authorities) as the Administrative Agent, at the request of any Bank, may reasonably request.

Section 5.2. Payment of Obligations. Each Credit Party will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same (i) may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same or (ii) could not reasonably be expected to result in a Material Adverse Effect.

Section 5.3. Maintenance of Property; Insurance. (a) Each Credit Party will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Each Credit Party will, and will cause each Subsidiary to, maintain (either in the name of the Borrower or in its own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.4. Conduct of Business and Maintenance of Existence. Each Credit Party will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by such Credit Party, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided, that nothing in this Section 5.4 shall prohibit (i) a merger or consolidation which is otherwise permitted by Section 5.7 or (ii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

Section 5.5. Compliance with Laws. Each Credit Party will comply, and cause each Subsidiary to comply, in all respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) to the extent that failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Inspection of Property, Books and Records. The Credit Parties will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank, at such Bank’s expense, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

Section 5.7. Mergers and Sales of Assets. The Credit Parties will not (x) consolidate or merge with or into any other Person or (y) sell, lease or otherwise transfer, directly or indirectly, any substantial part of the assets of any Credit Party and its Subsidiaries, taken as a whole, to any other Person; except that the following shall be permitted, but in the case of clauses (a), (c) and (d) below, only so long as no Default shall have occurred and be continuing both before and after giving effect thereto: (a) (i) any Credit Party may merge with or sell or otherwise transfer assets to the Borrower or any Guarantor, (ii) any Person may be merged with or into any Credit Party pursuant to an acquisition permitted by Section 5.21(b), provided that such Credit Party is the surviving corporation of such merger and (iii) any Credit Party (other than the Borrower) may be merged with or into any Person pursuant to an acquisition permitted by Section 5.21(b), provided that if required by Section 5.23 the surviving entity becomes a Guarantor at the time of such merger pursuant to documentation reasonably acceptable to the Administrative Agent, (b) the sale or other transfer of credit card receivables and related assets pursuant to Qualified Securitization Transactions, (c) assets sold and leased back in the normal course of the Borrower’s business and (d) sales, leases and other transfers of assets in an aggregate amount which when combined with all such other transactions under this clause (d) during the then current fiscal year, represents the disposition of assets with an aggregate book value not greater than 15% of Consolidated Total Assets of the Borrower calculated as of the end of the immediately preceding fiscal year.

Section 5.8. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower solely to finance the Borrower’s accelerated share repurchase program.

Section 5.9. Negative Pledge. Neither a Credit Party nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the Effective Date and listed on Schedule 5.9 hereto;

(b) any Lien existing on any asset of any Person at the time such Person merges with or becomes a Subsidiary and not created in contemplation of such event;

(c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches only to such asset acquired and attaches concurrently with or within 90 days after the acquisition thereof;

(d) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into a Credit Party or its Subsidiary and not created in contemplation of such event, so long as such Lien does not attach to any other asset of such Credit Party or its Subsidiaries;

(e) any Lien existing on any asset prior to the acquisition thereof by a Credit Party or a Subsidiary and not created in contemplation of such acquisition;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that the amount of such Debt is not increased and is not secured by any additional assets;

(g) Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding U.S. $5,000,000 and (iii) do not in the aggregate materially detract from the value of the assets secured or materially impair the use thereof in the operation of such Credit Party or Subsidiary’s business;

(h) Liens arising in connection with Qualified Securitization Transactions;

(i) Liens securing Debt permitted under Section 5.15(iv) hereof;

(j) Liens incurred or deposits or pledges made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) to secure the payment or performance of tenders, statutory or regulatory obligations, bids, leases, contracts (including contracts to provide customer care services, billing services, transaction processing services and other services), performance and return of money bonds and other similar obligations, including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (exclusive of obligations for the payment of borrowed money), or (iii) to cover anticipated costs of future redemptions of awards under loyalty marketing programs; and

(k) Liens not otherwise permitted by the foregoing clauses of this Section 5.9 securing Debt in an aggregate principal or face amount at any date not to exceed $250,000,000.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof.

Section 5.10. End of Fiscal Years and Fiscal Quarters. The Borrower shall cause its fiscal year, and shall cause each of its Subsidiaries’ fiscal years, to end on December 31 and shall cause its and each of its Subsidiaries’ fiscal quarters to coincide with calendar quarters.

Section 5.11. Total Leverage Ratio. The Borrower shall not permit its Total Leverage Ratio at any time to exceed 3.75 to 1:00.

Section 5.12. Senior Leverage Ratio. The Borrower shall not permit its Senior Leverage Ratio at any time to exceed 2.75 to 1.00.

Section 5.13. Interest Coverage Ratio. The Borrower will not permit its Interest Coverage Ratio for any period of four consecutive fiscal quarters, as determined for such four quarter period ending on the last day of any fiscal quarter, to be less than 3.50 to 1.00.

Section 5.14. Delinquency Ratio. The Borrower shall not permit the average of the Delinquency Ratios for WFNNB for the most recently ended three consecutive calendar months to exceed 4.5%.

Section 5.15. Debt Limitation. The Borrower shall not, and shall not permit any of its Subsidiaries, whether now existing or created in the future, to create or retain any Debt other than (i) any Debt created or retained by the Borrower or such Subsidiary on or before the Effective Date and extensions, renewals, refinancings, refundings and replacements thereof, (ii) any Debt owed to the Borrower or a Subsidiary by the Borrower or a Subsidiary, provided that (A) all such loans shall be made in compliance with Section 5.21(a), and (B) all such loans from the Borrower to a Subsidiary shall be made pursuant to and evidenced by an Intercompany Note, (iii) issuances by Insured Subsidiaries of certificates of deposit and other items to the extent no Default results therefrom pursuant to the other covenants contained in this Article 5, (iv) obligations of the Borrower or its Subsidiaries as lessee in respect of leases of property which are capitalized in accordance with generally accepted accounting principles and shown on the balance sheet of the Borrower and its Subsidiaries, (v) loans from time to time under this Agreement, (vi) Debt incurred by the Borrower and its Subsidiaries in the nature of a purchase price adjustment in connection with a permitted Restricted Acquisition, (vii) Debt (other than Debt of the types described in clauses (iii) or (iv) of this Section 5.15) of any Person that is acquired by the Borrower or any Subsidiary and becomes a Subsidiary or is merged with or into the Borrower or any Subsidiary after the Effective Date and Debt secured by an asset acquired by the Borrower or any Subsidiary after the Effective Date, and, in each case, refinancings, renewals, extensions, refundings and replacements thereof, if (A) such original Debt was in existence on the date such Person became a Subsidiary or merged with or into the Borrower or any Subsidiary or on the date that such asset was acquired, as the case may be, (B) such original Debt was not created in contemplation of such Person becoming a Subsidiary or merging with or into the Borrower or any Subsidiary or such asset being acquired, as the case may be, and (C) immediately after giving effect to the acquisition of such Person or asset by the Borrower or any

Subsidiary, as the case may be, no Default or Event of Default shall have occurred and be continuing, including, without limitation, under Section 5.21(b) of this Agreement, and (viii) Debt of the Borrower and its Subsidiaries in an amount such that, after giving pro forma effect thereto and to the use of proceeds thereof as contemplated by Section 5.21(b)(i), Borrower shall be in compliance with the covenants set forth in Sections 5.11, 5.12 and 5.13 of this Agreement.

Section 5.16. Capitalization of Insured Subsidiaries. The Borrower shall, at all times, cause all Insured Subsidiaries to be “well capitalized” within the meaning of U.S. 12 C.F.R. 208.43(b)(1) or any successor regulation and such Insured Subsidiaries at no time be reclassified by any relevant agency as anything other than “well capitalized.”

Section 5.17. Restricted Payments; Required Dividends. (a) Other than payments made in accordance with the terms of subsection (b) below, neither the Borrower nor any of its Subsidiaries will declare or make any Restricted Payment unless, immediately prior to and after giving effect thereto, no Default or Event of Default exists.

(b) The Borrower shall cause each Domestic Subsidiary (to the extent permitted under any applicable law, rule or regulation, judgment, injunction, order or decree of any governmental authority) to take all such necessary corporate actions to declare cash dividends, payable to the shareholder of such Subsidiary, in an aggregate amount, if any, equal to all amounts that are then due and owing and remain outstanding after the date of payment therefor pursuant to the terms of this Agreement.

Notwithstanding the foregoing, if a Default or Event of Default exists, neither the Borrower nor any of its Subsidiaries shall make any Restricted Payments to any Person other than to the Borrower or any other Credit Party.

Section 5.18. Equity Ownership, Limitation on Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary; provided that (A) the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as, in each case, (i) if such new Subsidiary is a Material Subsidiary, written notice of the establishment or creation thereof is given to the Administrative Agent promptly after such establishment or creation as required pursuant to Section 5.1(l), and (ii) if required by Section 5.23, such new Subsidiary promptly executes a Guarantor Supplement to become a Guarantor pursuant to Article 9 (or similar document satisfactory to the Administrative Agent) and (B) Subsidiaries may be acquired to the extent such acquisition does not give rise to a Default hereunder so long as the actions specified in preceding clause (A) shall be taken, and, to the extent applicable, the Borrower complies with Section 5.21(b). In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 3.1 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Effective Date.

Section 5.19. Change of Business. The Borrower will not, and will not permit any of its Subsidiaries to, materially alter the character of the business of the Borrower and its Subsidiaries from that conducted on the Effective Date.

Section 5.20. Limitation on Issuance of Capital Stock. The Borrower will not permit any of its Subsidiaries to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock of such Subsidiary, (iii) to qualify directors to the extent required by applicable law, (iv) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement, and (v) to the Borrower or a Subsidiary of the Borrower.

Section 5.21. Investments; Restricted Acquisition. (a) The Borrower shall not, and shall not permit any Subsidiary to hold, make or acquire any Investment in any Person other than:

(i) Investments by the Borrower or its Subsidiaries in Persons which are Guarantors;

(ii) Investments by the Borrower or its Subsidiaries in Persons which are Domestic Subsidiaries but not Guarantors; provided that, immediately after each such Investment is made, the aggregate amount of such Investments then outstanding (the amount of each such Investment being measured at the time such Investment was made) (and without duplication of amounts subsequently invested by the recipient thereof in another Domestic Subsidiary that is not a Guarantor) shall not exceed $75,000,000 plus the amount invested or committed to be invested on the Effective Date as shown on Schedule 5.21, and in each case all amendments, restatements, modifications, extensions, renewals, refinancings, refundings and replacements of such Investments;

(iii) Investments by the Borrower or its Subsidiaries in Foreign Subsidiaries provided that, immediately after each such Investment is made, the aggregate amount of such Investments then outstanding (the amount of each such Investment being measured at the time such Investment was made) (and without duplication of amounts subsequently invested by the recipient thereof in another Foreign Subsidiary) shall not exceed $75,000,000 plus the amount invested or committed to be invested on the Effective Date as shown on Schedule 5.21, and in each case all amendments, restatements, modifications, extensions, renewals, refinancings, refundings and replacements of such Investments;

(iv) Investments consistent with the investment policy attached hereto as Schedule II, which Schedule II may be revised by the Borrower from time to time with the consent of the Administrative Agent, such consent not to be unreasonably withheld;

(v) Investments by Insured Subsidiaries as are necessary to comply with the provisions of The Community Reinvestment Act;

(vi) Investments consisting of credit card loans made by Insured Subsidiaries pursuant to the terms of any applicable credit card accounts owned by Insured Subsidiaries;

(vii) Restricted Acquisitions permitted under Section 5.21(b);

(viii) Investments in Insured Subsidiaries to the extent necessary in order to maintain compliance with Section 5.16;

(ix) Investments made in connection with Qualified Securitization Transactions; and

(x) any Investment not otherwise permitted by the foregoing clauses of this Section if, immediately after such Investment is made or acquired, the aggregate net book value of all Investments permitted by this clause (x) (measured at the time each such Investment is made) does not exceed $75,000,000.

(b) The Borrower and its Subsidiaries may make Restricted Acquisitions so long as:

(i) the Borrower and its Subsidiaries shall be in compliance with all provisions of this Agreement, including all financial covenants, both before and after giving effect thereto, with such financial covenants to be calculated on a pro forma basis as if such Restricted Acquisition had been consummated on the first day of the then most recently ended period of twelve consecutive fiscal months and giving effect to (x) the actual historical financial performance (including Consolidated Operating EBITDA) of such acquired entity and (y) identifiable cost savings associated with providing data processing services to such acquired entities as reasonably approved by the Administrative Agent;

(ii) the total consideration paid (including equity issued and Debt assumed) in connection with any Restricted Acquisition of a Person which as a result thereof does not become a Wholly-Owned Subsidiary of the Borrower shall not exceed $125,000,000 in the aggregate for all such Restricted Acquisitions in any fiscal year of the Borrower;

(iii) such Restricted Acquisition is not a Hostile Acquisition; and

(iv) the Borrower complies with Section 5.18.

Section 5.22. No Restrictions. Except as provided herein, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Insured Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary or (d) transfer any of its property to the Borrower or any other Subsidiary, except encumbrances and restrictions of the types described below:

(1) encumbrances and restrictions contained in this Agreement and the other Credit Documents;

(2) customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders’ agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements;

(3) encumbrances and restrictions required by law or by any regulatory authority having jurisdiction over such Insured Subsidiary or any of their businesses;

(4) customary restrictions in agreements governing Liens permitted under Section 5.9 provided that such restrictions relate solely to the property subject to such Lien;

(5) encumbrances and restrictions contained in any merger agreement or any agreement for the sale or other disposition of an asset, including, without limitation, the capital stock or other equity interest of a Subsidiary, provided, that such restriction is limited to the asset that is the subject of such agreement for sale or disposition and such disposition is made in compliance with Section 5.7;

(6) encumbrances and restrictions contained in contracts (other than relating to Debt) entered into in the ordinary course of business that do not, in the aggregate, detract from the value of the property or assets of the Borrower or any Subsidiary in any material manner (including, without limitation, non-assignment provisions in leases and licenses);

(7) encumbrances and restrictions contained in agreements governing Debt permitted under Section 5.15; and

(8) encumbrances and restrictions contained in any agreement or instrument, capital stock or other equity interest that amends, modifies, restates, renews, increases, supplements, refunds, replaces, extends or refinances any agreement, instrument or capital stock or equity interest described in clauses (1)-(8) of this Section, from time to time, in whole or in part, provided that the encumbrances or restrictions set forth therein are not more restrictive than those contained in the predecessor agreement, instrument or capital stock or other equity interest.

Section 5.23. Guarantors. The Borrower will (a) cause each Material Domestic Subsidiary to execute this Agreement as a Guarantor (and from and after the Effective Date cause each Material Domestic Subsidiary to execute and deliver to the Administrative Agent, as promptly as possible, but in any event within thirty (30) days after becoming a Material Domestic Subsidiary of the Borrower, an executed Guarantor Supplement to become a Guarantor hereunder (whereupon such Subsidiary shall become a “Guarantor” under this Agreement)), and (b) deliver and cause each such Subsidiary to deliver corporate resolutions, opinions of counsel, and such other corporate documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that upon the Borrower’s written request of and certification to the Administrative Agent that a Subsidiary is no longer a Material Domestic Subsidiary, the Administrative Agent shall release such Subsidiary from its duties and obligations hereunder and under its Guarantor Supplement; provided, further, that if such Subsidiary subsequently qualifies as a Material Domestic Subsidiary, it shall be required to re-execute the Guarantor Supplement. Notwithstanding the foregoing, the provisions of this Section 5.23 shall not be applicable with respect to Insured Subsidiaries, Qualified Securitization Subsidiaries and Subsidiaries of Foreign Subsidiaries, Insured Subsidiaries and Qualified Securitization Subsidiaries.

ARTICLE 6

DEFAULTS

Section 6.1. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay within 5 Business Days from the date due any interest, any fees or any other amount payable hereunder;

(b) any Credit Party shall fail to observe or perform any covenant contained in Article 5 (other than those contained in Sections 5.1 through 5.3 inclusive, Section 5.5, Section 5.6, Section 5.17(b) and Section 5.18);

(c) any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the applicable Credit Party by the Administrative Agent at the request of the Required Banks;

(d) any representation, warranty, certification or statement made by any Credit Party in any Credit Document or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) any Credit Party or any Subsidiary of any of them shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt of any Credit Party or any Subsidiary of a Credit Party or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g) any Credit Party, any Domestic Subsidiary or any Material Subsidiary of any of them shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver (which for the purposes hereof include a receiver and manager or an interim receiver), liquidator, custodian, examiner or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of, or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or any Insured Subsidiary that is a Material Subsidiary shall cease to be a federally insured depositary institution, or a cease and desist order which is material and adverse to the conduct of such Insured Subsidiary’s business or assets shall be issued against the Borrower or any such Insured Subsidiary pursuant to applicable federal or state law applicable to banks or thrifts;

(h) an involuntary case or other proceeding shall be commenced against any Credit Party, any Domestic Subsidiary or any Material Subsidiary of any of them seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, examiner or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Credit Party, any Domestic Subsidiary or any Material Subsidiary of any of them under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of U.S. $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of U.S. $25,000,000;

(j) judgments or orders for the payment of money aggregating in excess of U.S. $25,000,000 shall be rendered against the Borrower or any of its Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days;

(k) a Change of Control shall occur;

(l) any Guarantor shall revoke its guaranty provided for in Article 9 of this Agreement or assert that its guaranty provided for in Article 9 of this Agreement is unenforceable or otherwise invalid except as permitted hereunder; or

(m) any License Agreement shall terminate or any arbitration or litigation shall be commenced seeking termination thereof (except that any litigation or arbitration commenced by a Person who is not a party to such License Agreement shall not result in an Event of Default hereunder unless such action is not stayed or dismissed within 60 days of the commencement thereof), or any party shall assert any termination thereof, or any party to any License Agreement shall default in any of its material obligations thereunder beyond the period of grace (if any) therein provided, except for such terminations, arbitrations, litigations, assertions or defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate and (ii) if requested by Banks holding more than 50% of the aggregate principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, notice of acceleration, notice of intent to accelerate, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that in the case of any of the Events of Default specified in clause 6.1(g) or 6.1(h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, notice of acceleration, notice of intent to accelerate, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.2. Notice of Default. (a) The Borrower shall comply with Section 5.1(f).

(b) The Administrative Agent shall give notice to the Borrower as provided in Section 6.1(c) promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof.

ARTICLE 7

THE AGENT

Section 7.1. Appointment and Authorization. (a) Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.2. Administrative Agent and Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative

Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent.

Section 7.3. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.4. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower and/or any Guarantor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (or, when expressly required hereby, such different number of Banks required to consent to or request such action or inaction) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Guarantor; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.6. Indemnification. Each Bank shall, ratably in accordance with its Percentage, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnities, gross negligence or willful misconduct) that such indemnities may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnities hereunder.

Section 7.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.8. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, subject to the consent of the Borrower if no Event of Default exists (such consent not to be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, subject to the consent of the Borrower if no Event of Default exists (such consent not to be unreasonably withheld), which shall be a commercial bank organized under the laws of Canada or the United States of America or of any State thereof and having a combined capital and surplus of at least the U.S. Dollar Equivalent of U.S. $100,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.1. Basis for Determining Interest Rate Inaccurate or Unfair. If on, or prior to, the first day of any Interest Period for a Euro-Dollar Loan:

(a) the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to the Administrative Agent in the Euro-Dollar market for such Interest Period, or

(b) Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Administrative Agent that the London Interbank Offered Rate, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar

Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Should either of the events set forth in subclause (a) or (b) above occur, unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any Borrowing of Euro-Dollar Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.2. Illegality. If, on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central Bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans or to convert outstanding Loans into Euro-Dollar Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 8.3. Increased Cost and Reduced Return. (a) If on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.15), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Loans, its Note or its obligation to make Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

(c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 8.4. Taxes. (a) For the purposes of this Section 8.4, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower or the applicable Guarantor, as the case may be, pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on its income, receipts, capital and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

(b) Any and all payments by the Borrower or the applicable Guarantor, as the case may be, to or for the account of any Bank or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided, that, if the Borrower or the applicable Guarantor, as the case may be, shall be required by law to deduct any Taxes or Other Taxes from any such payments (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the applicable Guarantor, as the case may be, shall make such deductions, (iii) the Borrower or the applicable Guarantor, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower or the applicable Guarantor, as the case may be, shall furnish to the Administrative Agent, at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof.

(c) The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Administrative Agent (as the case may be) makes demand therefor.

(d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with Internal Revenue Service form W-8 BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(e) For any period with respect to which a Bank has failed to provide the Borrower or the Administrative Agent with the appropriate form pursuant to Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

Section 8.5. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a) all Loans which would otherwise be made by such Bank as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks); and

(b) after each of its Euro-Dollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into Euro-Dollar Loans on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

Section 8.6. Limitations on Reimbursement. (a) The Borrower shall not be required to pay to any Bank reimbursement with regard to any costs or expenses under Section 2.15 or Article 8 incurred more than 90 days prior to the date of the relevant Bank’s demand therefor.

(b) None of the Banks shall be permitted to pass through to the Borrower charges and costs under Section 2.15 or Article 8 on a discriminatory basis (i.e., which are not also passed through by such Bank to other customers of such Bank similarly situated where such customer is subject to documents providing for such pass through).

(c) If the obligation of any Bank to make a Euro-Dollar Loan has been suspended under Section 8.2 or 8.5 for more than three consecutive months, or any Bank has requested compensation under Section 2.15 or 8.3, then the Borrower, provided no Default exists, shall have the right, subject to the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld) and in accordance with Section 10.6(c), to substitute a financial institution for such Bank. Such substitution shall result in such financial institution acquiring such Bank’s rights, duties and obligations hereunder and assuming such Bank’s Commitment hereunder. Upon such acquisition and assumption, the obligations of the Bank subject thereto shall be discharged, such Bank’s Commitment shall be reduced to zero, and such Bank shall cease to be obligated to make further Loans.

ARTICLE 9

PERFORMANCE AND PAYMENT GUARANTY

Section 9.1. Unconditional and Irrevocable Guaranty. (a) The Guarantors hereby jointly and severally, unconditionally and irrevocably undertake and agree with and for the benefit of the Administrative Agent and the Banks and each of their respective permitted assignees (collectively, the “Beneficiaries”) to cause the due payment, performance and observance by the Borrower and its assigns of all of the Obligations, terms, covenants, conditions, agreements and undertakings on the part of the Borrower, to be paid, performed or observed under any Credit Document in accordance with the terms thereof including, without limitation, any agreement of the Borrower to pay any amounts due with respect to the Loans, under this Agreement or any other amounts due and owing under any Credit Document together with all costs and expenses (including without limitation reasonable legal fees and disbursements) incurred by the Administrative Agent or any Bank in enforcing its or their rights under this Article 9 (all such Obligations, terms, covenants, conditions, agreements and undertakings on the part of the Borrower to be paid, performed or observed by the Borrower being collectively called the “Guaranteed Obligations”). In the event that the Borrower shall fail in any manner whatsoever to pay, perform or observe any of the Guaranteed Obligations when the same shall be required to be paid, performed or observed under such Credit Document (after giving effect to any cure period), then each of the Guarantors will itself jointly and severally duly pay, perform or observe, or cause to be duly paid, performed or observed, such Guaranteed Obligation, and it shall not be a condition to the accrual of the obligation of any Guarantor hereunder to pay, perform or observe any Guaranteed Obligation (or to cause the same to be paid, performed or observed) that the Administrative Agent, the Banks or any of their permitted assignees shall have first made any request of or demand upon or given any notice to any Guarantor or to the Borrower or its successors or assigns, or have instituted any action or proceeding against any Guarantor or the Borrower or its successors or assigns in respect thereof. Notwithstanding anything to the contrary contained in this Section 9.1 the obligations of the respective Guarantors hereunder in respect of the Borrower are expressly limited to the Guaranteed Obligations.

(b) Irrevocability. The Guarantors each agree that its obligations under this Agreement shall be joint and several and irrevocable. In the event that under applicable law (notwithstanding the Guarantors’ agreement regarding the joint and several and irrevocable nature of its obligations hereunder) any Guarantor shall have the right to revoke its guaranty under this Agreement, this Agreement shall continue in full force and effect as to such Guarantor until a written revocation hereof specifically referring hereto, signed by such Guarantor, is actually received by the Administrative Agent, delivered as provided in Section 10.1 hereof. Any such revocation shall not affect the right of the Administrative Agent or any other

Beneficiary to enforce their respective rights under this Agreement with respect to (i) any Guaranteed Obligation (including any Guaranteed Obligation that is contingent or unmatured) which arose on or prior to the date the aforementioned revocation was received by the Administrative Agent or (ii) any other Guarantor. If the Administrative Agent, or its permitted assignees takes any action in reliance on this Agreement after any such revocation by a Guarantor but prior to the receipt by the Administrative Agent of said written notice, the rights of the Administrative Agent, any other Beneficiary or such permitted assignee with respect thereto shall be the same as if such revocation had not occurred.

Section 9.2. Enforcement. The Administrative Agent and its permitted assignees may proceed to enforce the obligations of the Guarantors under this Agreement without first pursuing or exhausting any right or remedy which the Administrative Agent or its permitted assignees may have against the Borrower, any other Person or any collateral under the Credit Documents.

Section 9.3. Obligations Absolute. To the extent permitted by law, the applicable Guarantor will perform its obligations under this Agreement regardless of any law now or hereafter in effect in any jurisdiction affecting any of the terms of this Agreement or any document delivered in connection with this Agreement or the rights of the Administrative Agent or its permitted assignees with respect thereto. The obligations of each Guarantor under this Agreement shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability or the discharge or disaffirmance (by any Person, including a trustee in bankruptcy) of the Guaranteed Obligations, the Loans, any Credit Document or any collateral or any document, or any other agreement or instrument relating thereto;

(b) any exchange, release, discharge or non-perfection of any collateral or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(c) any failure to obtain any authorization or approval from or other action by, or to notify or file with, any governmental authority or regulatory body required in connection with the performance of such obligations by the Borrower or any Guarantor; or

(d) any impossibility or impracticality of performance, illegality, force majeure, any act of any government or any other circumstance which might constitute a legal or equitable defense available to, or a discharge of, the Borrower or any Guarantor, or any other circumstance, event or happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to above in this Section 9.3.

Each Guarantor further agrees that its obligations under this Agreement shall not be limited by any valuation or estimation made in connection with any proceedings involving the Borrower or any Guarantor filed under the U.S. Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”), whether pursuant to Section 502 of the Bankruptcy Code or any other Section thereof.

Each Guarantor further agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of or against or in payment of any or all of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent that a payment or payments are made by or on behalf of the Borrower to the Administrative Agent, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Borrower, the estate, trustee, receiver or any other party relating to the Borrower, including, without limitation, any Guarantor, under any bankruptcy law, state, or federal law, common law or equitable cause then, to the extent of such payment or repayment, the Guaranteed Obligations or part thereof which had been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred. The obligations of any Guarantor under this Agreement shall not be discharged except by performance as provided herein.

Section 9.4. Waiver. Each Guarantor hereby waives promptness, diligence, notice of acceleration, notice of intent to accelerate, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and any Credit Document and any requirement that the Administrative Agent or its permitted assignees exhaust any right or take any action against the Borrower, any other Person or any collateral under the Credit Documents.

Section 9.5. Subrogation. No Guarantor will exercise or assert any rights which it may acquire by way of subrogation under this Agreement unless and until all of the Guaranteed Obligations shall have been paid and performed in full. If any payment shall be made to any Guarantor on account of any subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid and performed in full each and every amount so paid will be held in trust for the benefit of the Beneficiaries and forthwith be paid to the appropriate Beneficiary in accordance with this Agreement and the appropriate Credit Document, to be credited and applied to the Guaranteed Obligations to the extent then unsatisfied, in accordance with the terms of this Agreement or any document delivered in connection with this Agreement, as the case may be. In the event (i) the Guarantors shall have satisfied any of the Guaranteed Obligations and (ii) all of the Guaranteed Obligations shall have been paid and performed in full, the Administrative Agent will, at the Guarantors’ request and expense, execute and deliver to the Guarantors appropriate documents, without recourse and without representation or warranty of any kind, necessary to evidence or confirm the transfer by way of subrogation to the Guarantors of the rights of the Beneficiaries or any permitted assignee, as the case may be, with respect to the Guaranteed Obligations to which the Guarantors shall have become entitled by way of subrogation, and thereafter the Beneficiaries and their respective permitted assignees shall have no responsibility to the Guarantors or any other person with respect thereof.

Section 9.6. Survival. All covenants made by the Guarantors herein shall be considered to have been relied upon by the Administrative Agent and the Banks and shall survive regardless of any investigation made by the Administrative Agent or any Bank or on the Administrative Agent’s behalf.

Section 9.7. Guarantors’ Consent to Assigns. Each Bank may assign or participate out all or any portion of its Commitment or the Loans in accordance with Section 10.6 of this Agreement, and each Guarantor agrees to recognize any such Assignee or participant as a successor and assignee of such Bank hereunder, with all rights of such Bank hereunder.

Section 9.8. Continuing Agreement. Article 9 under this Agreement is a continuing agreement and shall remain in full force and effect until all of the Borrower’s Obligations have been satisfied in full.

Section 9.9. Entire Agreement. Each Guarantor acknowledges and agrees that the guarantee delivered by it hereunder is delivered free of any conditions and no representations have been made to any Guarantor affecting the liability of such Guarantor under its guarantee hereunder. Each Guarantor confirms and agrees that the guarantee contained herein is in addition to and not in substitution for any other guarantee held or which may hereafter be held by the Administrative Agent or any Bank. The rights, remedies and benefits in this Article 9 are cumulative and not in substitution for or exclusive of any other rights or remedies or benefits which the Administrative Agent or the Banks may otherwise have.

Section 9.10. Application. All monies received by the Administrative Agent or the Banks under the guarantee contained in this Article 9 may be applied against such part or parts of the Guaranteed Obligations as the Administrative Agent and the Banks may see fit and they shall at all times and from time to time have the right to change any appropriation of monies received by it or them and to reapply the same against any other part or parts of the Guaranteed Obligations as it or they may see fit, notwithstanding any previous application howsoever made.

ARTICLE 10

MISCELLANEOUS

Section 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of a Credit Party, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Bank or the Administrative Agent, at its address or facsimile number set forth on the applicable Administrative Questionnaire or (c) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

Section 10.2. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.3. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including fees and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement and the other Credit Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided, that no Indemnitee shall have the right to be indemnified hereunder for (i) such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction or (ii) for any loss asserted by another Indemnitee.

Section 10.4. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks in accordance with their Percentages; provided, that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 10.5. Amendment or Waiver, etc. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank, (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate of interest or fees or extend the time of payment of interest or fees, or reduce the principal amount thereof (except to the extent repaid in cash) (provided that any amendment or modification to the financial definitions in this Agreement or to Section 2.14 shall not constitute a reduction in the rate of interest or any fees for purposes of this clause (i)), (ii) release a Guarantor from its Guaranty of the Obligations of the Borrower (except in connection with the sale of a Subsidiary which is a Guarantor in accordance with the terms of this Agreement or as otherwise provided in Section 5.23), (iii) amend, modify or waive any provision of this Section 10.5, (iv) reduce the percentage specified in the definition of Required Banks, (v) amend or modify any provision of Section 10.6 to add any additional consent requirements necessary to effect any assignment or participation thereunder or (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided, further, that no such change, waiver, discharge or termination shall (y) increase the Commitments of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults shall not constitute an increase of the Commitment of any Bank), or (z) without the consent of the Administrative Agent, amend, modify or waive any provision of Article 7 or any other provision as the same relates to the rights or obligations of the Administrative Agent.

Section 10.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Borrower nor any Guarantor may assign or otherwise transfer any of their respective rights under this Agreement without the prior written consent of all Banks.

(b) Any Bank may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Bank (or any Bank together with one or more other Banks) may (A) assign all or a portion of its outstanding Obligations hereunder to (i) its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company, (ii) to one or more Banks or (iii) in the case of a Bank that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Bank or by an Affiliate of such investment advisor or (B) assign all, or, if less than all, a portion equal to at least U.S. $5,000,000 in the aggregate for the assigning Bank or assigning Banks, of such outstanding Obligations hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement, provided that, (i) upon the surrender of the relevant Notes by the assigning Bank (or, upon such assigning Bank’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Bank and to the assigning Bank upon the request of such new Bank or assigning Bank, such new Notes to be in conformity with the requirements of Section 2.4 (with appropriate modifications), (ii) the consent of the Administrative Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (B) above (which consent shall not be unreasonably withheld or delayed), (iii) so long as no Default or Event of Default exists, the consent of the Borrower shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (B) above (which consent shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of U.S. $3,500, which fee shall not be subject to reimbursement from the Borrower, and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent. To the extent of any assignment pursuant to this Section 10.6(c), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitments. At the time of each assignment pursuant to this Section 10.6(c) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service forms described in Section 8.4(d).

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof relating to claims, if any, under this Agreement. In addition, notwithstanding anything to the contrary contained in this subsection (e), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC.

(f) No assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Borrower’s prior written consent or (ii) by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or (iii) at a time when the circumstances giving rise to such greater payment did not exist.

Section 10.7. [Intentionally Omitted.]

Section 10.8. Governing Law; Submission to Jurisdiction. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Borrower and Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Western District of North Carolina and of any North Carolina State court sitting in the City of Charlotte for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower and Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 10.9. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party) and each of the other conditions specified in Section 3.1 have been satisfied.

Section 10.10. Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.11. Limitation on Interest. It is the intention of the parties hereto to comply with all applicable usury laws, whether now existing or hereafter enacted. Accordingly, notwithstanding any provision to the contrary in this Agreement, the other Credit Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to indebtedness of the Borrower to the Banks, in no contingency or event whatsoever, whether by acceleration of the maturity of indebtedness of the Borrower to the Banks or otherwise, shall the interest contracted for, charged or received by any Bank exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provisions of this Agreement, the other Credit Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to indebtedness of the Borrower to the Banks, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances any Bank shall ever receive anything of value as interest or deemed interest by applicable law under this Agreement, the other Credit Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to indebtedness of the Borrower to the Banks or otherwise an amount that would exceed the highest lawful amount, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing in connection with this Agreement or on account of any other indebtedness of the Borrower to the Banks, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal owing in connection with this Agreement and such other indebtedness, such excess shall be refunded to the Borrower. In determining whether or not the interest paid or payable with respect to indebtedness of the Borrower to the Banks, under any specific contingency, exceeds the maximum nonusurious rate permitted under applicable law, the Borrower and the Banks shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the maximum rate permissible under applicable law rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the maximum rate permissible under applicable law, the rate of interest payable on the Borrower’s Obligations shall remain at the maximum rate permissible under applicable law until the Banks have received the amount of interest which such Banks would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the maximum rate permissible under applicable law during such period. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of this Agreement and the other Credit Documents.

Section 10.12. Currency Equivalent Generally. For the purposes of making valuations or computations under this Agreement (but not for the purposes of the preparation of any financial statements delivered pursuant hereto), and in particular, without limitation, for purposes of valuations or computations under Sections 5.9(g), 5.15, 5.17 and 6.1(j), unless expressly provided otherwise, where a reference is made to a U.S. Dollar amount, in order to determine the amount of Canadian Dollars to be considered as the amount in U.S. Dollars, such amount of Canadian Dollars shall be the U.S. Dollar Equivalent of such amount.

Section 10.13. USA Patriot Act. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

Section 10.14. Confidentiality. Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.14, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.14 or (B) becomes available to the Administrative Agent or any Bank on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses including any information obtained pursuant to the inspection rights contained in Section 5.6, other than any such information that is available to the Administrative Agent or any Bank on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLIANCE DATA SYSTEMS CORPORATION, as Borrower

By	/s/ Robert P. Armiak
Name	Robert P. Armiak
Title	Senior Vice President and Treasurer
Address:	3100 Easton Square Place
Columbus, OH 43219
Attention:	Treasurer
Telephone:	(614) 729-4701
Facsimile:	(614) 729-4899

With a copy to:

Address:	17655 Waterview Parkway
Dallas, TX 75252
Attention:	General Counsel
Telephone:	(972) 348-5677
Facsimile:	(972) 348-5150

ADS ALLIANCE DATA SYSTEMS, INC., as a Guarantor

By	/s/ Robert P. Armiak
Name	Robert P. Armiak
Title	Senior Vice President and Treasurer
Address:	3100 Easton Square Place
Columbus, OH 43219
Attention:	Treasurer
Telephone:	(614) 729-4701
Facsimile:	(614) 729-4899

With a copy to:

Address:	17655 Waterview Parkway
Dallas, TX 75252
Attention:	General Counsel
Telephone:	(972) 348-5677
Facsimile:	(972) 348-5150

S-1	[Credit Agreement]

EPSILON MARKETING SERVICES, LLC, as a Guarantor

By	/s/ Alan M. Utay
Name	Alan M. Utay
Title	Vice President
Address:	3100 Easton Square Place
Columbus, OH 43219
Attention:	Treasurer
Telephone:	(614) 729-4701
Facsimile:	(614) 729-4899

With a copy to:

Address:	17655 Waterview Parkway
Dallas, TX 75252
Attention:	General Counsel
Telephone:	(972) 348-5677
Facsimile:	(972) 348-5150

EPSILON DATA MANAGEMENT, LLC, as a Guarantor

By	/s/ Alan M. Utay
Name	Alan M. Utay
Title	Vice President
Address:	3100 Easton Square Place
Columbus, OH 43219
Attention:	Treasurer
Telephone:	(614) 729-4701
Facsimile:	(614) 729-4899

With a copy to:

Address:	17655 Waterview Parkway
Dallas, TX 75252
Attention:	General Counsel
Telephone:	(972) 348-5677
Facsimile:	(972) 348-5150

S-2	[Credit Agreement]

ALLIANCE DATA FOREIGN HOLDINGS, INC., as a Guarantor

By	/s/ Alan M. Utay
Name	Alan M. Utay
Title	Vice President
Address:	3100 Easton Square Place
Columbus, OH 43219
Attention:	Treasurer
Telephone:	(614) 729-4701
Facsimile:	(614) 729-4899

With a copy to:

Address:	17655 Waterview Parkway
Dallas, TX 75252
Attention:	General Counsel
Telephone:	(972) 348-5677
Facsimile:	(972) 348-5150

ADS FOREIGN HOLDINGS, INC.

By	/s/ Alan M. Utay
Name	Alan M. Utay
Title	Vice President
Address:	3100 Easton Square Place
Columbus, OH 43219
Attention:	Treasurer
Telephone:	(614) 729-4701
Facsimile:	(614) 729-4899

With a copy to:

Address:	17655 Waterview Parkway
Dallas, TX 75252
Attention:	General Counsel
Telephone:	(972) 348-5677
Facsimile:	(972) 348-5150

S-3	[Credit Agreement]

WACHOVIA BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By	/s/ Karin E. Samuel
Name	Karin E. Samuel
Title	Director

S-4	[Credit Agreement]

NOTE

                    , 2008

For value received, Alliance Data Systems Corporation, a Delaware corporation (the “Borrower”), promises to pay to the order of [Name of Bank] (the “Bank”), the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement, subject to rights of acceleration of the maturity hereof. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in the applicable currency in immediately available funds at the office of Wachovia Bank, National Association (the “Administrative Agent”) at such office as the Administrative Agent has previously notified the Borrower in accordance with Article 2 of the Credit Agreement.

All Loans made by the Bank, the respective types thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided, that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Credit Agreement dated as of June 18, 2008, among Alliance Data Systems Corporation, the Guarantors from time to time party thereto, the Banks from time to time party thereto, and Wachovia Bank, National Association, as Administrative Agent (as the same may be amended, restated or supplemented from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

ALLIANCE DATA SYSTEMS CORPORATION

By
Name
Title

EXHIBIT B